UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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Form 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2017 (February 21, 2017)

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BMC STOCK HOLDINGS, INC.
(Exact Name Of Registrant As Specified In Its Charter)
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Delaware (State or other jurisdiction of incorporation)	1-36050 (Commission File Number)	26-4687975 (IRS Employer Identification No.)

Two Lakeside Commons 980 Hammond Drive, NE, Suite 500 Atlanta, GA 30328 (Address Of Principal Executive Offices) (Zip Code)

(678) 222-1219 (Registrant’s Telephone Number, Including Area Code)

Not Applicable Former Name or Former Address, if Changed Since Last Report
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 21, 2017, BMC Stock Holdings, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Lisa Hamblet, pursuant to which Ms. Hamblet has been appointed Executive Vice President of eBusiness and Pro Remodeler Segment of the Company. Prior to the entry into the Employment Agreement, which replaces and supersedes Ms. Hamblet’s prior employment agreement with the Company, Ms. Hamblet served as the Company’s Executive Vice President, eBusiness. The Employment Agreement commences February 21, 2017 and continues indefinitely unless earlier terminated under certain circumstances described therein.
The material terms of the Employment Agreement are as follows:

•	Ms. Hamblet’s annual base salary will be $325,500, and during each fiscal year, she will be entitled to earn an annual cash bonus determined based on a target bonus equal to 100% of her base salary.

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Ms. Hamblet will be eligible to receive an annual equity grant under the Company’s Long Term Incentive Plan, with such award and the amount of any such grant to be determined by the board of directors or compensation committee of the board of directors of the Company.

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Ms. Hamblet will receive a one-time grant of 50,000 restricted stock units under the Company’s Long Term Incentive Plan within 30 days following the effective date of the Employment Agreement, which will vest in three substantially equivalent installments on the first three anniversaries of the date the grant is awarded, subject to her continued employment with the Company.

•	Ms. Hamblet is subject to a confidentiality covenant and a 12 month (or 24 month if in connection with a change of control) non-competition and non-solicit covenant.
The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Employment Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BMC STOCK HOLDINGS, INC.

Date: February 23, 2017	By: /s/ Paul Street
Name: Paul Street
Title: General Counsel and Corporate Secretary